Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Fourth Quarter and Annual 2012 Results

Minneapolis, MN—February 27, 2013—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance retailing and recycling services, today reported sales and operating results for the fourth quarter and year ended December 29, 2012.
Total revenues decreased 5% to $26.6 million versus $28.0 million for the fourth quarter of 2011. Overall, the Company reported a consolidated net loss of $2.1 million, or ($0.37) per diluted share, compared with breakeven results in the fourth quarter of 2011. During the fourth quarter, the Company's joint venture, ARCA Advanced Processing, LLC (AAP) recorded a non-cash goodwill impairment charge of $1.1 million. The Company's share of the goodwill impairment charge included in the consolidated net loss was $541,000 or ($0.10) per diluted share.
The Company is pleased to report that it has agreed in principle with PNC Bank, National Association (PNC) to a modification of its credit agreement that extends the credit agreement two years and waives the default caused by being out of compliance with two financial covenants. The modification to the credit agreement has been submitted for approval by PNC. The modified terms do not impact the total amount of available borrowing, include a resetting of the financial covenants and require a minimum EBITDA through 2013. The Company expects the agreement to be completed by mid-March.
“We appreciate PNC Bank's confidence in our business and we're very pleased to reach this important agreement, including extending our $15 million line of credit,” said Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “Their supportive partnership better enables us to meet our strategic objectives and capitalize on future growth opportunities.”
Although retail store sales rebounded modestly in October, total retail store sales for the fourth quarter of 2012 declined 10% compared with the same period of 2011. Consumer anxiety about the election, economy and government spending cuts dampened demand. For fiscal 2012, total retail store revenues decreased 2.1% to $71.2 million. By comparison, industry shipments of the six primary appliances sold at ApplianceSmart decreased 2.3% for fiscal 2012 according to the Association of Home Appliance Manufacturers. For fiscal 2012, the Company's retail stores generated an operating loss before corporate overhead of $0.7 million, a $2.4 million decline compared with fiscal 2011. During the fourth quarter of 2012, the Company recorded a $0.5 million non-cash inventory charge related to aged inventory. Also during the fourth quarter of 2012, the Company closed two underperforming stores in Georgia that resulted in a non-cash lease termination charge of $0.2 million. The Company is implementing strategies for addressing underperforming stores, from right-sizing showroom space to closure. The Company plans to close another one or two underperforming stores in 2013.
Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased to $6.8 million in the fourth quarter of 2012 from $6.4 million in the same period of 2011. Replacement program revenues

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increased $1.8 million while appliance recycling fees declined $1.4 million. The Company reported a 36% increase in replacement units and a 25% decline in overall recycling volumes. The increase in replacement program revenues was partially offset by lower appliance recycling revenues, resulting in a $0.4 million improvement in operating profit. In January the Company announced recycling contract extensions into 2015 with two utilities - Southern California Edison and Ameren Missouri.
Byproduct revenues, excluding AAP and carbon offset sales, decreased to $1.6 million compared with $1.9 million in the fourth quarter of 2011. The decrease was a direct result of the 25% reduction in overall recycling volumes cited earlier coupled with a 16% decrease in scrap metal prices compared with the fourth quarter of 2011. During the fourth quarter of 2011, the Company, including AAP, recognized $0.4 million in carbon offset revenues by electing to destroy CFC refrigerants.
Despite ferrous scrap metal prices falling as much as 26% during the quarter, AAP revenues declined only 7% to $2.9 million compared with the fourth quarter of 2011. AAP's operating loss for the fourth quarter of 2012, excluding the impact of the $1.1 million goodwill impairment charge, was $49,000 due primarily to lower ferrous scrap metal prices along with the accumulation of CFCs (chlorofluorocarbons) to be sold in the future.
By operating the only UNTHA Recycling Technology (URT) System in the United States, AAP is uniquely positioned for large-volume refrigerator recycling including the capture of ozone-depleting CFCs contained in the foam insulation. Since 2011, AAP's URT system in Philadelphia has recycled over 150,000 refrigerators and freezers.
AAP and ARCA were pleased with the California Superior Court decision on January 25, 2013, rejecting a challenge to California's cap and trade program for reducing greenhouse gases. Several other suits are pending, but the Environmental Defense Fund hailed this ruling as “a bright green light…for further investment” in pollution-reduction projects inside and outside California. Last week, California's second auction of carbon-emissions allowances took place; prices rose 36% since the November 2012 auction. The ongoing accumulation of CFCs at both ARCA and AAP is significant; both companies expect to create carbon offsets through the destruction of CFCs throughout 2013 and derive revenues in the second half of 2013.
“The court's decision removes a significant roadblock to California's carbon offset market and indicates how momentum is growing regionally and globally for these markets,” Cameron noted. The value of the North American carbon market is expected to more than double during 2013 to $2.5 billion, according to Thomson Reuters Point Carbon. Bloomberg New Energy Finance states that trading activity in the world's carbon markets has increased 25% annually since 2010.
“Our unique ability to capture CFCs from insulating foam benefits the environment by reducing greenhouse gas emissions and landfill waste, while also generating revenue for us. It's a win-win all around,” said Brian Conners, president and chief operating officer of AAP.
Overall gross profit as a percentage of total revenues declined to 23% for the fourth quarter of 2012 compared with 29% during the same period of 2011. The decline in overall gross profit percentage was primarily the result of lower byproduct and carbon offset revenues along with the non-cash inventory charge cited earlier.
“After a challenging quarter and fiscal year, we have taken decisive steps to improve ARCA's operational execution and profitability in 2013,” said Cameron. “Our strategic initiatives span all aspects of our business, including our retail stores, regional recycling centers, corporate office and AAP joint venture. We will be even more nimble this year, better able to

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capitalize on new opportunities and weather adversity. Our outlook remains positive, bolstered by confidence in the long-term synergies across our business units and some early signs of economic recovery indicated by the housing market.”
Last year ended with construction activity and home prices both rising, according to the National Association of Home Builders (NAHB); the latest NAHB confidence index is also near its highest level since May 2006. The Company expects the ripple effects of increased housing market activity to benefit appliance sales and related recycling volumes. During 2012, building permits for single-family homes rose 24%; multi-family housing permits climbed 53%.
“In recent months our retail operations have seen a significant increase in bid requests for multi-family housing projects, although these potential contracts take time to reach fruition,” Cameron noted. “We started this year with an improved inventory mix - more out-of-carton appliances and a strong product portfolio to suit a wide range of tastes and budgets.”
For the year ended December 29, 2012, total revenues decreased 10% to $114.3 million, compared with revenues of $126.7 million for the 2011 fiscal year. Overall, the Company reported a consolidated net loss of $3.9 million, or ($0.69) per diluted share, compared with a consolidated net income of $4.5 million, or $0.77 per diluted share, for the year ended December 31, 2011.
Liquidity and Capital Resources
Cash and cash equivalents as of December 29, 2012, were $3.2 million compared with $4.4 million as of December 31, 2011. As of December 29, 2012, the Company had $2.5 million of available borrowings under its revolving line of credit compared with $3.5 million as of December 31, 2011. Based on the agreement in principle with PNC for modification of the Company's credit agreement, $1.8 million of borrowings have been classified as long-term obligations as of December 29, 2012. Net working capital of $7.6 million decreased $3.8 million as of December 29, 2012, compared with $11.4 million as of December 31, 2011. The decline was primarily the result of carrying $1.2 million less in cash, $1.3 million less appliance inventory and $1.2 million in lower receivables.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, February 28, 2013, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-671-7004. A replay of the conference call will be available on the Company's website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.

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About ARCA

ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world's leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for over 200 utilities in the U.S. and Canada. Nineteen Company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA's future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA's periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

December 29, 2012		December 31, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,174	$4,401
Accounts receivable, net of allowance of $8 and $18, respectively	6,256	7,445
Inventories, net of reserves of $682 and $85, respectively	17,274	18,456
Income taxes receivable	522	392
Other current assets	1,332	1,028
Deferred income tax assets	—	173
Total current assets	28,558	31,895
Property and equipment, net	12,248	12,535
Goodwill	38	1,120
Other assets	935	1,232
Deferred income tax assets	25	27
Total assets (a)	$41,804	$46,809

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,957	$4,323
Accrued expenses	4,310	4,453
Line of credit	10,559	10,685
Current maturities of long-term obligations (b)	955	989
Deferred income tax liabilities	146	—
Total current liabilities	20,927	20,450
Long-term obligations, less current maturities (b)	6,357	7,251
Deferred gain, net of current portion	365	853
Deferred income tax liabilities	921	875
Total liabilities (a)	28,570	29,429

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,556 shares and 5,527 shares, respectively	20,577	20,338
Accumulated deficit	(8,649)	(4,797)
Accumulated other comprehensive loss	(290)	(361)
Total shareholders' equity	11,638	15,180
Noncontrolling interest	1,596	2,200
	13,234	17,380
Total liabilities and shareholders' equity	$41,804	$46,809

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $10,045 and $11,771 as of December 29, 2012 and December 31, 2011, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,948 and $2,186 as of December 29, 2012 and December 31, 2011, respectively.

(b) Based on the agreement in principle with PNC Bank, National Association (PNC) for modification of the Company's credit agreement, $1,785 of borrowings have been classified as long-term obligations as of December 29, 2012.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Revenues:
Retail	$15,228	$16,424	71,234	$72,773
Recycling	6,845	6,362	25,280	33,062
Byproduct	4,490	5,209	17,799	20,834
Total revenues	26,563	27,995	114,313	126,669

Costs of revenues	20,514	19,987	86,358	89,934
Gross profit	6,049	8,008	27,955	36,735
Selling, general and administrative expenses	7,346	7,473	30,095	29,491
Impairment charge	1,082	—	1,082	—
Operating income (loss)	(2,379)	535	(3,222)	7,244

Other expense:
Interest expense, net	(307)	(253)	(1,139)	(1,133)
Other income (expense), net	10	(4)	(12)	(22)
Income (loss) before income taxes and noncontrolling interest	(2,676)	278	(4,373)	6,089
Provision for (benefit of) income taxes	(7)	75	83	1,367
Net income (loss)	(2,669)	203	(4,456)	4,722
Net loss (income) attributable to noncontrolling interest	606	(200)	604	(261)
Net income (loss) attributable to controlling interest	$(2,063)	$3	$(3,852)	$4,461

Income (loss) per common share:
Basic	$(0.37)	$—	$(0.69)	$0.81
Diluted	$(0.37)	$—	$(0.69)	$0.77

Weighted average common shares outstanding:
Basic	5,556	5,510	5,551	5,493
Diluted	5,556	5,876	5,551	5,809

Net income (loss)	$(2,669)	$203	$(4,456)	$4,722
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(38)	53	71	(87)
Total other comprehensive income (loss), net of tax	(38)	53	71	(87)
Comprehensive income (loss)	(2,707)	256	(4,385)	4,635
Comprehensive loss (income) attributable to noncontrolling interest	606	(200)	604	(261)
Comprehensive income (loss) attributable to controlling interest	$(2,101)	$56	$(3,781)	$4,374

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